Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports Third Quarter Net Income of $1.9 Million or $0.18 per Diluted Share

Renton, Washington – October 26, 2017 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended September 30, 2017, of $1.9 million, or $0.18 per diluted share, unchanged from the quarter ended June 30, 2017, and down from $2.6 million, or $0.22 per diluted share, for the quarter ended September 30, 2016. In the nine months ended September 30, 2017, net income was $6.1 million, or $0.58 per diluted share, compared to net income of $5.9 million, or $0.47 per diluted share, for the comparable nine‑month period in 2016.

Net loans receivable increased to $931.9 million at September 30, 2017, from $861.7 million at June 30, 2017, and $845.9 million at September 30, 2016. Average balances of net loans receivable totaled $879.1 million in the quarter ended September 30, 2017, compared to $844.9 million in the quarter ended June 30, 2017, and $804.0 million in the quarter ended September 30, 2016. The increase in our third quarter average balance of net loans receivable reflects that much of our loan growth occurred late in the current quarter, including the purchase of a $36.6 million pool of multifamily loans that closed during the final week of the quarter.

The Company recorded a $500,000 provision for loan losses in the quarter ended September 30, 2017, compared to a $100,000 provision for loan losses in the quarter ended June 30, 2017, and a $900,000 provision for loan losses in the quarter ended September 30, 2016. The provision for loan losses in the most recent quarter was primarily due to growth in net loans receivable, reduced by recoveries received on loans previously charged off. The provision in the quarter ended June 30, 2017, was due to the growth in net loan receivables, offset by payoffs and credit improvements in certain adversely graded loans, while the provision in the quarter ended September 30, 2016, was primarily due to growth in net loans receivable.

"In addition to the significant loan growth achieved during the quarter, we are pleased with the successful acquisition of four branch offices and approximately $75 million in deposits from Opus Bank," stated Joseph W. Kiley III, President and Chief Executive Officer. "We are excited to welcome these new employees and customers as we expand our presence in the region," continued Kiley. "Loan purchases supported an active quarter of internal loan production. Specifically, we purchased $52.4 million in loans during the quarter, including $46.4 million in multi-family loans secured by properties in Washington, Oregon, and California, $2.9 million in one‑to-four family residential loans secured by properties in California, and $3.2 million in aircraft loans, all of which met our underwriting criteria," added Kiley. "It is important to note that a significant portion of our loan growth occurred late in the quarter, thus reducing the positive benefit to interest income normally resulting from significant loan growth during the quarter, while contributing to the $500,000 provision for loan losses which negatively impacted quarterly earnings," concluded Kiley.

As previously reported, the Bank expanded its geographic footprint with the acquisition of four branches from Opus Bank (the "Branch Acquisition"). The Branch Acquisition closed on August 25, 2017. In connection with the Branch Acquisition, First Financial Northwest Bank acquired approximately $75 million in customer deposits. These four branches are located in Woodinville, Clearview,

Lake Stevens, and Smokey Point, Washington. The deposits acquired at these locations consisted of approximately 31% checking accounts, 48% savings and money market accounts, and 21% in certificates of deposit, with an average cost of funds of 0.58%. The Bank did not acquire any loans as part of the Branch Acquisition. A new branch office located at The Junction in Bothell, Washington is scheduled to open in the first quarter of 2018.

The following tables present a breakdown of our total deposits and average cost of funds by branch office (unaudited):

	At or For the Three Months Ended September 30, 2017
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total	Average cost of deposits
	(Dollars in thousands)

King County:
Renton	$31,071	$17,016	$25,717	$202,896	$311,728	$-	$588,428	0.93%
The Landing	1,148	442	39	11,778	6,279	-	19,686	1.05
Woodinville (1)	3,104	3,151	613	19,454	7,124	-	33,446	0.74
Crossroads	163	147	1	8,890	630	-	9,831	0.93
Total King County	35,486	20,756	26,370	243,018	325,761	-	651,391

Snohomish County:
Mill Creek	1,192	2,079	751	11,719	5,443	-	21,184	0.86
Edmonds	1,441	1,226	31	16,581	6,556	-	25,835	1.02
Clearview (1)	5,865	3,713	1,329	7,138	1,946	-	19,991	0.38
Lake Stevens (1)	1,914	1,444	535	2,833	2,680	-	9,406	0.44
Smokey Point (1)	1,754	2,372	409	4,171	3,739	-	12,445	0.53
Total Snohomish County	12,166	10,834	3,055	42,442	20,364	-	88,861

Total retail deposits	47,652	31,590	29,425	285,460	346,125	-	740,252	0.92
Brokered deposits	-	-	-	-	-	75,488	75,488	1.67
Total deposits	$47,652	$31,590	$29,425	$285,460	$346,125	$75,488	$815,740	1.00%
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $122,000.

	At or For the Three Months Ended June 30, 2017
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Certificates of deposit, brokered	Total	Average cost of deposits
	(Dollars in thousands)
King County:
Renton	$31,899	$17,689	$25,909	$199,682	$327,788	$-	$602,967	0.88%
The Landing	426	319	26	9,163	5,898	-	15,832	1.12
Crossroads	8	4	-	1,731	25	-	1,768	1.03
Total King County	32,333	18,012	25,935	210,576	333,711	-	620,567

Snohomish County:
Mill Creek	1,557	1,694	699	10,319	5,413	-	19,682	0.90
Edmonds	1,236	1,353	34	11,311	5,904	-	19,838	1.01
Total Snohomish County	2,793	3,047	733	21,630	11,317	-	39,520

Total retail deposits	35,126	21,059	26,668	232,206	345,028	-	660,087	0.90
Brokered deposits	-	-	-	-	-	75,488	75,488	1.67
Total deposits	$35,126	$21,059	$26,668	$232,206	$345,028	$75,488	$735,575	0.98%

Additional highlights for the quarter ended September 30, 2017:
•
During the quarter ended September 30, 2017, the Company repurchased 290,500 shares of its common stock at an average price of $15.99 per share under a stock repurchase plan authorized by the Board of Directors on May 22, 2017. From May 22, 2017, through October 25, 2017, the Company repurchased 313,200 shares under the plan at an average price of $15.99 per share. The stock repurchase plan authorizes the repurchase of up to 1.1 million shares of the Company's common stock, or 10% of its outstanding shares and expires on or before November 30, 2017.

•	Our portfolio of aircraft loans increased to $11.3 million at September 30, 2017, compared to $6.2 million at June 30, 2017, and none at September 30, 2016.
•	The Company's book value per share was $13.08 at September 30, 2017, compared to $13.00 at June 30, 2017, and $12.70 at September 30, 2016.
•	The Bank's Tier 1 leverage and total capital ratios at September 30, 2017, were 10.8% and 14.2%, respectively, compared to 11.5% and 15.2% at June 30, 2017, and 11.4% and 14.4% at September 30, 2016.
Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $500,000 provision for loan losses for the quarter ended September 30, 2017. The following items contributed to this provision during the quarter:
•	The Company's net loans receivable increased $70.2 million during the quarter to $931.9 million at September 30, 2017, from $861.7 million at June 30, 2017, and $845.9 million at September 30, 2016.
•	During the quarter, the Bank received recoveries on loans previously charged off totaling $325,000, decreasing the provision necessary to support the Company's net loan growth.
•	There were $84,000 in delinquent loans (loans over 30 days past due) at September 30, 2017, compared to $85,000 in delinquent loans at June 30, 2017, and $206,000 at September 30, 2016.
•	Nonperforming loans declined to $185,000 at September 30, 2017, compared to $583,000 at June 30, 2017, and $1.1 million at September 30, 2016.
•	Nonperforming loans as a percentage of total loans declined to 0.02% at September 30, 2017, compared to 0.07% at June 30, 2017, and 0.12% at September 30, 2016.
The ALLL represented 1.28% of total loans receivable, net of undisbursed funds, at September 30, 2017, compared to 1.29% at June 30, 2017, and 1.28% at September 30, 2016. Nonperforming assets totaled $2.0 million at September 30, 2017, compared to $2.4 million at June 30, 2017, and $3.4 million at September 30, 2016.

The following table presents a breakdown of our nonperforming assets (unaudited):
				Three
	Sep 30,	Jun 30,	Sep 30,	Month	One Year
	2017	2017	2016	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$132	$528	$986	$(396)	$(854)
Consumer	53	55	87	(2)	(34)
Total nonperforming loans	185	583	1,073	(398)	(888)

OREO	1,825	1,825	2,331	-	(506)

Total nonperforming assets (1)	$2,010	$2,408	$3,404	$(398)	$(1,394)

Nonperforming assets as a
percent of total assets	0.17%	0.22%	0.32%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although all of our TDRs were performing in accordance with their restructured terms at September 30, 2017.

OREO totaled $1.8 million at both September 30, 2017, and June 30, 2017, compared to $2.3 million at September 30, 2016, with the declining balance attributable to sales of properties and market value adjustments of OREO. We continue to actively market our OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs.

The following table presents a breakdown of our TDRs (unaudited):
	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$-	$106	$182	$(106)	$(182)
Total nonperforming TDRs	-	106	182	(106)	(182)

Performing TDRs:
One-to-four family residential	15,174	19,152	$27,268	$(3,978)	$(12,094)
Multifamily	1,140	1,146	1,572	(6)	(432)
Commercial real estate	3,216	3,660	4,917	(444)	(1,701)
Consumer	43	43	43	(0)	(0)
Total performing TDRs	19,573	24,001	33,800	(4,427)	(14,227)
Total TDRs	$19,573	$24,107	$33,982	$(4,533)	$(14,409)

Net interest income for the quarter ended September 30, 2017, increased to $9.4 million, compared to $9.0 million for the quarter ended June 30, 2017, and $8.9 million at September 30, 2016, due primarily to the growth in net loans receivable.

Total interest income increased to $12.0 million during the quarter ended September 30, 2017, compared to $11.3 million during the quarter ended June 30, 2017, and $10.8 million in the quarter ended September 30, 2016. The increase related primarily to growth in average balances in loans receivable, in particular multifamily loans with an additional increase in yield from the growth in construction and other commercial real estate loans.

Total interest expense was $2.6 million for the quarter ended September 30, 2017, compared to $2.3 million for the quarter ended June 30, 2017, and $1.9 million for the quarter ended September 30, 2016. The higher level of interest expense in the most recent two quarters compared to the quarter ended September 30, 2016, was due primarily to increased costs as a result of a higher interest rate environment and higher average balances of deposits and Federal Home Loan Bank ("FHLB") advances that were utilized primarily to fund the growth in net loans receivable. Average balances outstanding for FHLB advances were $197.1 million for the quarter ended September 30, 2017, compared to $184.4 million for the quarter ended June 30, 2017, and $182.8 million for the quarter ended September 30, 2016. A portion of this borrowing growth included the addition of $50 million in short term FHLB advances, concurrent with an interest rate swap for the same amount entered into in October 2016. Under the terms of the interest rate swap, the Bank committed to pay a fixed rate of 1.34% for five years on a notional amount of $50 million, and in exchange, will receive a floating rate of return paid quarterly, based on three-month LIBOR for the five-year term of the agreement. At September 30, 2017, the value of this interest rate swap was $1.1 million. The Bank entered into this arrangement in its efforts to manage its interest rate risk, providing protection in a rising rate environment. The average cost of FHLB advances and other borrowings was 1.40% for the quarter ended September 30, 2017, compared to 1.24% for the quarter ended June 30, 2017, and 0.79% for the quarter ended September 30, 2016. Brokered certificates of deposit totaled $75.5 million at September 30, 2017, June 30, 2017, and September 30, 2016.

The following table presents a breakdown of our total deposits (unaudited):
	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing	$47,652	$35,126	$33,060	$12,526	$14,592
Interest-bearing demand	31,590	21,059	15,864	10,531	15,726
Statement savings	29,425	26,668	28,939	2,757	486
Money market	285,460	232,206	188,298	53,254	97,162
Certificates of deposit, retail (1)	346,125	345,028	350,522	1,097	(4,397)
Certificates of deposit, brokered	75,488	75,488	75,488	-	-
Total deposits	$815,740	$735,575	$692,171	$80,165	$123,569
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $122,000.

Our net interest margin was 3.53% for the quarter ended September 30, 2017, compared to 3.60% for the quarter ended June 30, 2017, and 3.64% for the quarter ended September 30, 2016. The change between quarters is primarily attributed to increased costs for interest bearing liabilities associated with the increases in short term interest rates over the last year.

Noninterest income totaled $731,000 for the quarters ended September 30, 2017, and June 30, 2017, compared to $673,000 for the quarter ended September 30, 2016.

Noninterest expense totaled $6.8 million for the quarters ended September 30, 2017, and June 30, 2017, compared to $5.3 million in the quarter ended September 30, 2016. The increase in noninterest expense compared to the year ago period was due primarily to the growth of the Company's operations, as well as increased occupancy and equipment expense related to converting our ATM processing system and continuing to upgrade our original branch location to better serve our customers' needs. The Company also recognized the acquisition costs related to the Branch Acquisition, such as system conversion costs, consulting, legal fees, and marketing and advertising costs over the last year. Expenses related to the Branch Acquisition totaled $290,000 for the quarter ended September 30, 2017, compared to $319,000 in the quarter ended June 30, 2017 and none in the quarter ended September 30, 2016. As a result of the Branch Acquisition, the Bank recognized a core deposit intangible ("CDI") of $1.3 million, which represents the fair value of the acquired deposits. The CDI will be amortized over ten years into noninterest expense, with amortization expense of $15,000 recognized for the period between the closing on August 25, 2017, and September 30, 2017.

 In addition, changes to the Company's unfunded commitment reserve, which is included in other general and administrative expenses, also contributed to the variances in noninterest expense between periods. For the quarter ended September 30, 2017, these expenses totaled $11,000 compared to $98,000 in the quarter ended June 30, 2017, and a recapture of $373,000 during the quarter ended September 30, 2016. The increase in our construction lending activity was the primary reason for the increase to the unfunded commitment reserve in the quarters ended September 30, 2017, and June 30, 2017, compared to a year ago. This unfunded commitment reserve expense can vary significantly each quarter, based on the amount believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities, and reflects changes in the amounts that the Company has committed to fund but has not yet disbursed.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, now serving the Puget Sound Region through nine full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Three Month Change	One Year Change

Cash on hand and in banks	$7,910	$7,418	$5,803	6.6%	36.3%
Interest-earning deposits	14,093	10,996	26,708	28.2	(47.2)
Investments available-for-sale, at fair value	137,847	133,951	133,865	2.9	3.0
Loans receivable, net of allowance of $12,110, $11,285, and $11,006, respectively	931,862	861,672	845,930	8.1	10.2
Premises and equipment, net	20,568	19,501	18,296	5.5	12.4
Federal Home Loan Bank ("FHLB") stock, at cost	8,902	8,902	10,031	0.0	(11.3)
Accrued interest receivable	3,709	3,165	3,378	17.2	9.8
Deferred tax assets, net	2,381	2,620	3,053	(9.1)	(22.0)
Other real estate owned ("OREO")	1,825	1,825	2,331	0.0	(21.7)
Bank owned life insurance ("BOLI"), net	28,894	28,721	23,950	0.6	20.6
Prepaid expenses and other assets	3,304	2,937	1,353	12.5	144.2
Goodwill	979	-	-	n/a	n/a
Core deposit intangible	1,304	-	-	n/a	n/a
Total assets	$1,163,578	$1,081,708	$1,074,698	7.6%	8.3%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$47,652	$35,126	$33,060	35.7%	44.1%
Interest-bearing deposits	768,088	700,449	659,111	9.7	16.5
Total deposits	815,740	735,575	692,171	10.9	17.9
Advances from the FHLB	191,500	191,500	221,500	0.0	(13.5)
Advance payments from borrowers for taxes and insurance	4,267	2,183	3,752	95.5	13.7
Accrued interest payable	280	286	116	(2.1)	141.4
Other liabilities	11,031	8,650	6,105	27.5	80.7
Total liabilities	1,022,818	938,194	923,644	9.0%	10.7%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or
outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding
10,763,915 shares at September 30, 2017, 11,041,865 shares at June 30, 2017, and
11,898,149 shares at September 30, 2016	108	110	119	(1.8)%	(9.2)%
Additional paid-in capital	94,168	98,469	111,066	(4.4)	(15.2)
Retained earnings, substantially restricted	52,984	51,844	46,569	2.2	13.8
Accumulated other comprehensive (loss) income, net of tax	(857)	(984)	71	(12.9)	(1307.0)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,643)	(5,925)	(6,771)	(4.8)	(16.7)
Total stockholders' equity	140,760	143,514	151,054	(1.9)	(6.8)
Total liabilities and stockholders' equity	$1,163,578	$1,081,708	$1,074,698	7.6%	8.3%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Sep 30, 2017	Jun 30, 2017	Sep 30, 2016	Three Month Change	One Year Change
Interest income
Loans, including fees	$10,959	$10,352	$9,967	5.9%	10.0%
Investments available-for-sale	869	887	792	(2.0)	9.7
Interest-earning deposits with banks	108	42	38	157.1	184.2
Dividends on FHLB Stock	67	62	45	8.1	48.9
Total interest income	12,003	11,343	10,842	5.8	10.7
Interest expense
Deposits	1,933	1,776	1,545	8.8	25.1
FHLB advances and other borrowings	695	570	363	21.9	91.5
Total interest expense	2,628	2,346	1,908	12.0	37.7
Net interest income	9,375	8,997	8,934	4.2	4.9
Provision for loan losses	500	100	900	400.0	(44.4)
Net interest income after provision for loan losses	8,875	8,897	8,034	(0.2)	10.5

Noninterest income
Net gain on sale of investments	47	56	33	(16.1)	42.4
BOLI income	173	116	251	49.1	(31.1)
Wealth management revenue	252	307	165	(17.9)	52.7
Other	259	252	224	2.8	15.6
Total noninterest income	731	731	673	0.0	8.6

Noninterest expense
Salaries and employee benefits	4,406	4,409	3,821	(0.1)	15.3
Occupancy and equipment	726	579	467	25.4	55.5
Professional fees	458	482	458	(5.0)	0.0
Data processing	372	519	259	(28.3)	43.6
OREO related (reimbursements), net	(6)	(20)	(11)	(70.0)	(45.5)
Regulatory assessments	122	112	82	8.9	48.8
Insurance and bond premiums	105	98	86	7.1	22.1
Marketing	102	52	67	96.2	52.2
Other general and administrative	551	605	25	(8.9)	2,104.0
Total noninterest expense	6,836	6,836	5,254	0.0	30.1
Income before federal income tax provision	2,770	2,792	3,453	(0.8)	(19.8)
Federal income tax provision	909	924	847	(1.6)	7.3
Net income	$1,861	$1,868	$2,606	(0.4)%	(28.6)%

Basic earnings per share	$0.18	$0.18	$0.22
Diluted earnings per share	$0.18	$0.18	$0.22
Weighted average number of common shares outstanding	10,287,663	10,363,345	11,859,683
Weighted average number of diluted shares outstanding	10,427,038	10,500,829	12,011,952

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended
	September 30,
			One Year Change
	2017	2016
Interest income
Loans, including fees	$31,338	$27,742	13.0%
Investments available-for-sale	2,601	2,224	17.0
Interest-earning deposits with banks	194	198	(2.0)
Dividends on FHLB Stock	211	136	55.1
Total interest income	34,344	30,300	13.3
Interest expense
Deposits	5,400	4,469	20.8
FHLB advances and other borrowings	1,710	933	83.3
Total interest expense	7,110	5,402	31.6
Net interest income	27,234	24,898	9.4
Provision for loan losses	800	1,400	(42.9)
Net interest income after provision for loan losses	26,434	23,498	12.5

Noninterest income
Net gain on sale of investments	103	33	212.1
BOLI income	490	641	(23.6)
Wealth management revenue	699	656	6.6
Other	705	531	32.8
Total noninterest income	1,997	1,861	7.3

Noninterest expense
Salaries and employee benefits	13,100	11,436	14.6
Occupancy and equipment	1,785	1,463	22.0
Professional fees	1,379	1,487	(7.3)
Data processing	1,131	700	61.6
OREO related expenses, net	14	299	(95.3)
Regulatory assessments	330	319	3.4
Insurance and bond premiums	302	260	16.2
Marketing	202	145	39.3
Other general and administrative	1,497	990	51.2
Total noninterest expense	19,740	17,099	15.4
Income before federal income tax provision	8,691	8,260	5.2
Federal income tax provision	2,618	2,389	9.6
Net income	$6,073	$5,871	3.4%

Basic earnings per share	$0.59	$0.47
Diluted earnings per share	$0.58	$0.47
Weighted average number of common shares outstanding	10,323,459	12,329,815
Weighted average number of diluted shares outstanding	10,480,061	12,481,379

The following table presents a breakdown of our loan portfolio (unaudited):

	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$7,053	0.7%	$5,580	0.6%	$7,914	0.9%
Other multifamily	166,628	16.1	120,304	12.5	127,500	13.7
Total Multifamily	173,681	16.8	125,884	13.1	135,414	14.6

Non-residential:
Office	99,350	9.6	95,256	9.9	104,448	11.3
Retail	101,787	9.8	99,482	10.3	128,561	13.8
Mobile home park	21,344	2.1	21,851	2.3	23,120	2.5
Warehouse	22,788	2.2	21,491	2.2	15,399	1.7
Storage	32,365	3.1	35,121	3.6	34,988	3.8
Other non-residential	42,782	4.1	44,017	4.6	22,688	2.4
Total non-residential	320,416	30.9	317,218	32.9	329,204	35.5

Construction/land development:
One-to-four family residential	85,593	8.3	76,404	7.9	64,444	6.9
Multifamily	115,345	11.1	123,497	12.8	98,796	10.6
Commercial	5,325	0.5	1,100	0.1	-	0.0
Land	38,423	3.7	39,012	4.1	31,709	3.4
Total construction/land development	244,686	23.6	240,013	24.9	194,949	20.9

One-to-four family residential:
Permanent owner occupied	139,736	13.5	137,816	14.3	148,304	16.0
Permanent non-owner occupied	126,711	12.2	118,816	12.3	105,277	11.3
Total one-to-four family residential	266,447	25.7	256,632	26.6	253,581	27.3

Business:
Aircraft	11,317	1.1	6,235	0.7	-	0.0
Other business	10,926	1.0	8,971	0.9	8,023	0.9
Total business	22,243	2.1	15,206	1.6	8,023	0.9

Consumer	9,301	0.9	9,031	0.9	6,526	0.7
Total loans	1,036,774	100.0%	963,984	100.0%	927,697	100.0%
Less:
Loans in Process ("LIP")	91,316		88,475		68,492
Deferred loan fees, net	1,486		2,552		2,269
ALLL	12,110		11,285		11,006
Loans receivable, net	$931,862		$861,672		$845,930

Concentrations of credit: (1)
Construction loans as % of total capital	114.4%		115.3%		97.1%
Total non-owner occupied commercial real estate as % of total capital	478.9%		443.0%		446.9%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2017	2017	2017	2016	2016
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.66%	0.70%	0.91%	1.12%	1.00%
Return on equity	5.13	5.22	6.76	8.58	6.39
Dividend payout ratio	38.89	38.89	26.09	20.62	27.38
Equity-to-assets ratio	12.10	13.27	13.37	13.31	14.06
Interest rate spread	3.38	3.47	3.51	3.53	3.51
Net interest margin	3.53	3.60	3.64	3.65	3.64
Average interest-earning assets to average interest-bearing liabilities	114.08	114.29	114.74	113.75	117.43
Efficiency ratio	67.64	70.27	64.57	57.96	54.69
Noninterest expense as a percent of average total assets	2.42	2.57	2.35	2.17	2.01
Book value per common share	$13.08	$13.00	$12.84	$12.63	$12.70

Capital Ratios: (1)
Tier 1 leverage ratio	10.80%	11.46%	11.57%	11.17%	11.37%
Common equity tier 1 capital ratio	12.94	13.95	14.39	14.36	13.13
Tier 1 capital ratio	12.94	13.95	14.39	14.36	13.13
Total capital ratio	14.19	15.20	15.64	15.61	14.38

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.02%	0.07%	0.07%	0.10%	0.12%
Nonperforming assets as a percent of total assets	0.17	0.22	0.27	0.31	0.32
ALLL as a percent of total loans	1.28	1.29	1.31	1.32	1.28
ALLL as a percent of nonperforming loans	6,545.95	1,935.68	1,853.49	1,276.34	1,025.72
Net charge-offs (recoveries) to average loans receivable, net	(0.04)	0.00	0.00	(0.01)	0.00

Allowance for Loan Losses:
ALLL, beginning of the quarter	$11,285	$11,158	$10,951	$11,006	$10,134
Provision (Recapture of provision)	500	100	200	(100)	900
Charge-offs	-	-	-	(37)	(28)
Recoveries	325	27	7	82	-
ALLL, end of the quarter	$12,110	$11,285	$11,158	$10,951	$11,006
(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2017	2017	2017	2016	2016
	(Dollars in thousands, except per share data)
Yields and Costs:
Yield on loans	4.95%	4.91%	4.93%	4.92%	4.92%
Yield on investments available-for-sale	2.59	2.69	2.66	2.49	2.36
Yield on interest-earning deposits	1.27	1.00	0.74	0.59	0.53
Yield on FHLB stock	2.91	2.89	4.14	2.57	2.10
Yield on interest-earning assets	4.51	4.54	4.52	4.47	4.42

Cost of deposits	1.05	1.03	1.00	0.97	0.95
Cost of borrowings	1.40	1.24	1.05	0.83	0.79
Cost of interest-bearing liabilities	1.13	1.07	1.01	0.94	0.91

Average Balances:
Loans receivable, net	$879,075	$844,853	$825,251	$845,276	$804,014
Investments available-for-sale	132,959	132,375	128,993	132,077	133,258
Interest-earning deposits with banks	33,854	16,831	24,233	25,082	28,275
FHLB stock	9,126	8,616	8,034	10,205	8,483
Total interest-earning assets	$1,055,014	$1,002,675	$986,511	$1,012,640	$974,030

Deposits	$727,702	$692,922	$688,298	$664,416	$646,658
Borrowings	197,098	184,357	171,500	225,848	182,804
Total interest-bearing liabilities	$924,800	$877,279	$859,798	$890,264	$829,462

Average assets	$1,120,176	$1,066,477	$1,046,473	$1,071,597	$1,034,811
Average stockholders' equity	$143,975	$143,643	$140,546	$139,658	$161,690